Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation in the Form 8-K of Nordson Corporation of the financial statements of VP Acquisition Holdings, Inc. for the years ended December 31, 2010 and 2009 and our report dated November 2, 2011 relating to the financial statements for the years ended December 31, 2010 and 2009.

/s/ Sample & Bailey, CPAs, P.C.

Fort Collins, Colorado

November 2, 2011